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                                                                  EXHIBIT 10(i)


                          SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


   This AGREEMENT ("Agreement") is made and entered into as of December 31, 1992 by and between LEONARD G. LEVINE (the "Executive") and BANYAN STRATEGIC LAND TRUST (the "Fund").

   WHEREAS, the parties have previously entered into an Amended and Restated Employment Agreement made as of January 1, 1990 by and between the parties hereto and certain other parties (the "1990 Agreement");

   WHEREAS, the parties desire to amend and restate the 1990 Agreement;

   WHEREAS, the Fund desires to continue to employ the Executive and the Executive desires to accept such continued employment on the terms set forth in this Agreement;

   NOW THEREFORE, in consideration of the promises, mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Fund and the Executive do hereby agree as follows:

   1. Employment and Duties. On the terms and subject to the conditions set forth in this Agreement, the Fund agrees to employ the Executive as the chief executive officer of the Fund to perform such duties as are consistent with such position as may be assigned, from time to time, by the Fund's Board of Trustees ("Board of Trustees"). The Executive agrees to accept appointment as President of the Fund.

   2. Performance. The Executive accepts the employment described in Section 1 of this Agreement and agrees to faithfully and diligently perform the services described therein.

   3. Term. The term of employment under this Agreement shall remain in effect until December 31, 1997, unless sooner terminated hereunder (the "Employment Period"). The Employment Period thereafter shall be automatically renewed for successive one (1) year periods unless this Agreement is terminated by either the Executive or the Fund by giving written notice of termination on or before the March 31 preceding the end of the then-current Employment Period. Notwithstanding any renewal of the Employment Period under the preceding sentence, the Additional Compensation described in Section 6 shall be determined as of the date set forth in that section and shall not be part of the Executive's Compensation after December 31, 1997 except by mutual agreement of the parties.

   4. Salary. For the services to be rendered by the Executive hereunder, the Fund shall pay the Executive an annual base salary of $175,000 effective October 1, 1992, subject to the CPI Adjustment described below ("Salary"). The Salary shall be payable in the manner and frequency in which the payroll of Banyan Management Corp. is customarily handled. The Salary shall be subject to annual increases (but not decreases) due to cost of living ("CPI Adjustment") as follows: the Salary shall be increased effective January 1 of each year beginning 1994 by multiplying the Salary for the year just ended by a fraction the numerator of which is the Index (as defined below) for November of the year just ended and the denominator of which is the Index for November of the immediately prior





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year.  For purposes of this Agreement, the term "Index" shall mean the Chicago
All Items Consumer Price Index--All Urban Consumers (1982-84 base) as released by the U.S. Bureau of Labor Statistics.

   5. Incentive Compensation -- Foreclosed Assets. In addition to the Executive's Salary, the Fund shall pay to the Executive additional compensation ("Incentive Compensation") calculated as follows:

       (a) Liquification of Secured Claims. The Fund shall pay the Executive an amount equal to one percent (1%) of all Secured Claims of the Fund which are converted into cash on or after January 1, 1993 and prior to the end of the Employment Period.

       (b) Liquification of Unsecured Claims. The Fund shall pay the Executive an amount equal to three percent (3%) of all Unsecured Claims of the Fund which are converted into cash on or after January 1, 1993 and prior to the end of the Employment Period.

       (c) Payment of Incentive Compensation. Except as set forth in Section 13(d)(2), Incentive Compensation under Sections 5(a) and (b) shall be deemed earned by the Executive upon the Fund's receipt of the cash payments contemplated by those sections provided that such cash payments are received by the Fund during the Employment Period. The Incentive Compensation shall be paid to the Executive in cash as soon as practical after the end of each calendar year without regard to whether the Executive is employed by the Fund on the date of payment.

       (d) Special Rules Where Board of Trustees Elects Not to Market Property. If any asset of the Fund has not been converted into cash due to a decision of the Board of Trustees to retain such asset, such asset shall be deemed to have been converted into cash, at the fair market value of such asset, on the date on which the Board of Trustees determines not to market such asset. This Section 5(d) shall not apply to any asset retained by the Fund as a result of the failure to receive a price which the Board of Trustees deems acceptable.

       (e) Definition of Secured Claim and Unsecured Claim. The term "Secured Claim" shall include each loan made by the Fund to a VMS-related entity which is secured by a mortgage on real property or by a partnership interest. The term "Unsecured Claim" shall mean any debt owed to the Fund by a VMS-related entity which is not a Secured Claim under the preceding sentence. The term "Unsecured Claim" shall include, but not be limited to, any deficiency notes issued by a VMS-related entity which are unsecured, notwithstanding the fact that the original debt to which such notes relate may have been secured. The determination of whether a recovery is of a Secured Claim or Unsecured Claim shall be determined by the nature of the claim at January 1, 1990. For example, if an Unsecured Claim is exchanged for a piece of property, any recovery upon the sale of that property will be treated as liquidation of an Unsecured Claim.

       (f) Joint Venture. If the Fund enters into a joint venture agreement with respect to any Secured Claim or Unsecured Claim, the Fund shall be deemed to have liquified such claim at the time of the receipt of such joint venture interest. The right to receive payments with respect to the liquification of such claim shall be vested in the Executive at the time of the formation of the joint venture but shall be paid out to the Executive as cash is received by Fund over the life of the joint venture.





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The parties recognize that the payments of Incentive Compensation to the
Executive as determined in accordance with this Section 5(f) may survive the termination of the Employment Period or this Agreement. Consequently, the Fund shall give the Executive reasonable security for his continuing interest in the receipt of payments from the joint venture at a time and in a form as the Executive and the Fund may agree.

   6. Incentive Compensation -- Reinvested Assets. In addition to the Executive's salary, the Fund shall pay to the Executive, during the employment period, additional compensation ("Additional Compensation") calculated as follows:

       (a) Definitions. As used in this Section 6, certain terms shall be defined as follows:

             "Adjusted Cash Flow" shall mean Net Income adjusted as follows:

                  (1) Increased by the following:

                      (A) The amount of any depreciation or amortization taken in computing Net Income;

                      (B) The amount of any Gains not otherwise reflected in Net Income; and

                      (C) The amount of any Additional Compensation paid to the Executive (or substantially similar payments to other employees of the Fund or the manager of the
                             Fund) during the period for which the calculation is being made to the extent that such payments are reflected in Net Income.

                  (2) Reduced by the amount of any Losses not otherwise
                      reflected in Net Income.

             "Gains" shall mean all realized Gains generated by Reinvestment Activities; provided that, solely in determining the amount of Gain with respect to each particular investment for this Section 6, the book value of such investment shall be reduced by the amount of all previous unrealized Losses since January 1, 1993 with respect to such investment and shall be increased by the amount of any depreciation or amortization taken with respect to such investment since January 1, 1993.

             "Index Rate" in effect for each year shall mean the field on 5 year Treasury Notes, plus 100 basis points as of January 1 of such year.

             "Losses" shall mean the unrealized and realized losses generated in connection with the Reinvestment Activities; provided that solely in determining the amount of Loss with respect to each particular investment for this





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             Section 6, the book value of such investment shall be reduced by the amount of all previous unrealized Losses since January 1, 1993 with respect to such investment and shall be increased by the amount of any depreciation or amortization taken with respect to such investment since January 1, 1993.

             "Net Cash Available for Investment" shall mean $42,500,000, (1) increased by the amount of (A) new capital raised by the Fund for purposes of being available for investment; (B) cash retained for investment upon the sale or liquidation of "Foreclosed Assets" (as reflected on the Fund's financial statements); and (C) Net Income of the Fund and (2) decreased by the amount of any dividends or other distributions reflected as a decrease in Reinvestment Assets on the Fund's financial statements.

             "Net Income" shall mean the Fund's Net Income (Loss) before income taxes, if any, (as reflected on the Fund's financial statements) generated by the Reinvestment Activities during each calendar year of the Fund.

             "Reinvestment Activities" shall mean those activities reflected as such on the Fund's financial statements.

             "Rate of Return" shall mean the Adjusted Cash Flow divided by the Net Cash Available for Investment, rounded to the nearest 100th of 1%.

       (b) Each calendar year beginning January 1, 1993, the Fund shall pay the Executive $500 for each basis point by which the Rate of Return exceeds the Index Rate for that year, up to 500 basis points ($250,000) and $250 for each basis point by which the Rate of Return exceeds the sum of the Index Rate plus 500 basis points.

       (c) Payment of the Additional Compensation computed under this Section 6 shall be made on March 15 of the year following the period for which the award is made. Eighty (80%) percent of the award shall be paid in cash and twenty (20%) percent shall be paid in shares of the Fund ("Award Shares"). The Award Shares shall provide that they shall not be transferred prior to the date which is seventy five (75) days after the Computation Date (as defined in Section 6(d) (the "Vesting Date"). The Award Shares shall be subject to forfeiture in accordance with the provisions of Section 6(d) and any Certificate representing all or any portion of the Award Shares shall bear an appropriate legend and shall be held by the Fund in trust for the Executive. The number of Award Shares distributable to the Executive shall be based upon the average closing price of the Fund's stock for the five business days ended prior to December 31 of the calendar year for which the payments are made. The Executive shall be entitled to receive and retain all dividends paid on the Award Shares held by him. The Fund, at its sole cost, shall take all reasonable steps necessary to cause the filing of a registration statement and listing application, to be effective as soon after the Vesting Date as practical, with respect to the Award Shares with the appropriate regulatory bodies, except that if, (i) in the Board of Trustees' discretion, the time and expense of registering and listing the Award Shares is unduly





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burdensome and costly, or (ii) in the opinion of the Fund's investment bankers, it would interfere with a pending registration or offering of the Fund's securities, the Board of Trustees may, in its discretion, purchase the Award Shares from the Executive and pay the Executive the "cash value" of the Award Shares on or before the Vesting Date. For purposes of this Section 6(c), "cash value" shall mean the aggregate market value of the Award Shares based on the average closing price of the Fund's shares for the five business days ended at the Computation Date.

       (d) As soon as practical after December 31, 1997, or, if earlier, upon the termination of the Executive's employment ("Computation Date") the computation provided in Section 6(b) will be computed on a cumulative basis covering the period January 1, 1993 through the Computation Date; provided, however, that for such computation the Adjusted Cash Flow shall also include all unrealized profits and gains generated in connection with Reinvestment Activities. In the event that the total cumulative Additional Compensation as recomputed as determined at the Computation Date exceeds the aggregate Additional Compensation paid to the Executive, the Fund shall pay the Executive, no later than the Vesting Date an additional cash payment equal to the difference. In the event that the cumulative Additional Compensation as recomputed at the Computation Date is less than the aggregate amount of the Additional Compensation paid to the Executive, all or a portion of the Award Shares shall be forfeited and returned to the Fund. In determining the amount of the Award Shares to be forfeited, each Award Share shall be valued at the average price at which the shares were valued when issued to the Executive under Section 6(c). For example, if the Executive holds 100,000 Award Shares with an average value determined under Section 6(c) at the time of issue of $3.00 and the cumulative Additional Compensation at the Computation Date is determined to be $45,000 less than the amount actually paid to the Executive, the Executive shall return 15,000 Award Shares to the Fund without regard to the actual current value of those shares. Certificates representing the balance of any Award Shares shall be delivered to the Executive promptly after the Vesting Date.

       (e) In determining the amount of unrealized profits or gains for purposes of Section 6(d), the management of the Fund will provide the Board of Trustees with management's estimate of the value of each investment. If the Board of Trustees and the Executive fail to agree on the value of one or more investments, the Fund shall, at its sole cost, cause the investment to be appraised by an appraiser which is mutually acceptable to both. The valuation of the investment by the appraiser shall be binding on both the Executive and the Fund.

   7. Bonus. During the Employment Period, the Board of Trustees may, in its sole discretion, pay a bonus to the Executive in consideration of the Executive's performance of his duties and the Fund's profitability. The Fund shall not be obligated to pay any bonus unless and until such bonus is declared by its Board of Trustees.

   8. Life Insurance. During the Employment Period, the Fund shall apply for and diligently attempt to procure in the Executive's name and for the Executive's benefit, life insurance in the face amount of not less than twice the Executive's Salary and the Executive shall submit to any medical or other examination and execute and deliver any application or other instrument in writing reasonably necessary to effectuate such insurance. If such insurance is only available on a rated basis, the Fund shall





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acquire the amount of insurance available upon payment of the premium which would have been payable if such insurance had been available on an unrated basis.

   9. Disability Benefit. If at any time during the Employment Period the Executive is permanently unable to perform fully his duties hereunder by reason of illness, accident, or other disability (as confirmed by competent medical evidence), the Executive shall be entitled to receive periodic payments equal to one hundred percent (100%) of his Salary for six (6) months following his disability. Thereafter, the Executive shall be entitled to receive periodic payments equal to sixty percent (60%) of his Salary as long as he is disabled but in no event beyond the Executive's sixty-fifth (65th) birthday. Notwithstanding the foregoing provision, the amounts payable to the Executive pursuant to this Section 9 shall be reduced by any amounts received by the Executive with respect to any such disability pursuant to any insurance policy, plan, or other employee benefit provided to the Executive by the Fund and any Social Security or similar government disability programs. The Fund's obligation to make the payments beyond the first six (6) months of the Executive's disability is subject to the ability of the Fund to obtain disability insurance covering such payments after diligent attempts to procure such insurance.

   10. Other Benefits. Except as otherwise specifically provided herein, during the Employment Period, the Executive shall be eligible for all non-wage benefits the Fund or Banyan Management Corp. provide generally for their other salaried employees.

   11. Business Expenses. The Fund shall reimburse the Executive for the reasonable, ordinary, and necessary business expenses incurred by him in connection with the performance of his duties hereunder, including, but not limited to, ordinary and necessary travel expenses and entertainment expenses and car phone expenses. The Executive shall provide the Fund with an accounting of his expenses, which accounting shall clearly reflect which expenses are reimbursable by the Fund. The Executive shall provide the Fund with such other supporting documentation and other substantiation of reimbursable expenses as will conform to Internal Revenue Service or other requirements. All such reimbursements shall be payable by the Fund to the Executive within a reasonable time after receipt by the Fund of appropriate documentation therefor.

   12.  Termination.

       (a) Termination by the Executive. The Executive may terminate his employment by the Fund at any time by written notice of termination given to the Fund at least ninety (90) days in advance of the termination date stated in such notice.

       (b) Termination for Just Cause. The Fund may terminate the Executive's employment, effective upon written notice of such termination to the Executive, for Just Cause. For purposes of this Agreement, the term "Just Cause" shall mean the occurrence of any one or more of the following events:
(1) the conviction of or the rendering of a civil judgment against the Executive for theft or embezzlement of Fund property; (2) the conviction of the Executive for a felony resulting in injury to the business, property or reputation of the Fund or any affiliate of the Fund; or (3) a decision by an Arbitrator (appointed pursuant to Section 15(a)) that the Executive, in the performance of his duties under this Agreement,





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acted in a manner that constituted gross, willful, or wanton negligence.  Any acts or omissions or alleged acts or omissions of the Executive which relate to the Executive's employment by VMS Realty Partners or any of its affiliates prior to January 1, 1990 shall not be deemed "Just Cause" except to the extent that the Executive admits, is adjudicated or is determined by an Arbitrator to have committed fraud or a material violation of securities laws during his employment by VMS Realty Partners or any of its affiliates prior to January 1, 1990. If the Board of Trustees of the Fund believes, in good faith, that facts exist which, upon final resolution, will constitute Just Cause, the Fund may suspend the Executive from his duties under this Agreement, with full Salary and all other benefits until such final resolution.

       (c) Termination without Just Cause. The Fund may terminate the Executive's employment at any time by written notice of termination given to the Executive at least ninety (90) days in advance of the termination date stated in such notice.

       (d) Constructive Termination. The Fund shall be deemed to have terminated the Executive without Just Cause if any of the following events occurs:

             (1)    The Fund materially reduces the authority of the Executive;

             (2) Following a Change in Control (as defined in Section 13(c)) the Fund materially decreases the Net Cash Available for Investment (as defined in Section 6(a);

             (3) The Fund requires the Executive to relocate from the Chicago area and the Executive refuses; or

             (4) There is a material adverse change in working conditions for the Executive.

       (e) Termination Upon Death or Disability. The employment of the Executive shall terminate upon the permanent disability (as defined in Section
9) or death of the Executive.

   13. Severance Pay.

       (a) In the event that the Executive's employment is terminated voluntarily by the Executive or is terminated by the Fund for Just Cause, the Executive shall be entitled to any Salary and Incentive Compensation earned through the date of termination.

       (b) In the event that the Executive's employment terminates due to the permanent disability or death of the Executive, the Fund shall pay to the Executive, or his personal representative, all Salary and Incentive Compensation earned through the date of the Executive's permanent disability or death. The Executive, his heirs, beneficiaries or personal representatives shall also be entitled to any disability benefits or life insurance proceeds provided under this Agreement.

       (c) Upon any termination of the Executive's employment by the Fund following a Change of Control (as defined below) except as set forth





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in Section 13(a) or (b), the Fund shall pay the Executive a severance pay benefit determined as follows:

          (1) The Fund shall continue to pay the Salary due to the Executive until the end of the employment Period;

          (2) The Fund shall immediately pay the Executive all amounts of Incentive Compensation earned by the Executive through the date of termination of the Executive's employment. For the purposes of this Section 13(c)(2), all assets of the Fund shall be deemed to have been sold at book value (as reflected on the Fund's most recent financial statements, adjusted to reflect any events subsequent to the date of the most recent financial statements, up to the date of payment) and all proceeds thereof shall be deemed to have been distributed to the shareholders of the Fund as of the date of the termination of the Executive's employment;

provided, however, that the total payments under this Section 12(c) shall not exceed 2.99 times the Executive's "base amount" determined in accordance with
Section 280G of the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

For the purposes of this Section 13(c), the term "Change of Control" shall mean
(i) that the members of the Board of Trustees of the Fund as of the date this Agreement is executed fail to constitute a majority of the members of the Board of Trustees of the Fund; provided, however, that if the Executive has consented to the appointment or election of an individual who becomes a new member of the Board of Trustees, for the purposes of this paragraph, that new member shall be treated as if he were a member of the Board of Trustees as of the date this Agreement is executed; or (ii) that the shareholders of the Fund adopt a plan of liquidation or take other action having the effect of a plan of liquidation, without the recommendation or approval of the Board of Trustees.

       (d) Upon any termination of the Executive's employment by the Fund except as set forth in Sections 13(a), (b), or (c), the Fund shall pay the Executive a severance pay benefit computed as follows:

          (1) The Fund shall pay the Executive an amount equal to one (1) year's Salary.

          (2) The Fund shall pay the Executive all Incentive Compensation earned through the date of termination. For the purposes of this Section 13(d)(2), Incentive Compensation shall be deemed to have been earned under Sections 5(a) or (b) if, prior to the termination to the Executive's employment, the Fund has received an expression of interest with respect to such underlying asset or claim and the party (or an affiliate thereof) expressing such interest ultimately acquires the underlying asset or claim; provided that the portion of the Incentive Compensation due with respect to such claim shall be payable only upon the closing of the transaction involving such claim and shall be payable only if the closing of the transaction occurs within one (1) year of the date of termination of the Executive's employment.

          (3) The Fund shall pay the Executive an amount equal to full cost of the Executive's COBRA benefits for one (1) year.





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          (4)    Except as specifically provided under Section 13(d)(2) with respect to transactions not closed prior to the Executive's termination, all amounts payable under this Section 13(d) shall be payable in full, in cash within ninety (90) days after the date of the termination of the Executive's employment.

       (e)   In addition to the amounts set forth in Section 13(a), (b), (c) or
(d), the Fund shall pay the Executive all amounts of Additional Compensation, if any, determined as of the date of the termination of the Executive's employment to be due under Section 6(d).

   14. Other Activities of the Executive.

       (a) The Executive may engage in other activities undertaken for profit without the consent of the Board of Trustees, including activities involving the management of real estate and real estate investments, provided that these activities do not compete, directly or indirectly, with the Fund's goals and purposes, including but not limited to specific Fund investments, and do not substantially interfere with the performance of the Executive's duties under this Agreement. The Board of the Fund acknowledges that the Executive has a proprietary interest in Oak Realty Group, Inc. ("Oak") and will devote a portion of time to Oak's affairs so long as no actions taken on the part of Oak or by Oak itself would cause the Executive to contravene this Agreement.

       (b) The Executive shall not: (i) engage in any activity which may be adverse to the Fund's business; (ii) appropriate or usurp Fund business opportunities; or (iii) engage or invest in businesses or assets which compete directly or indirectly with the Fund.

       (c) The obligations and limitations imposed by this Section shall be in addition to those provided by law. The Executive shall, on an annual basis, provide the Board of Trustees with a signed statement warranting compliance with this Section in the form of the attached Exhibit A.

       (d) The Executive shall not engage in any business or investment activity with individuals or entities who were or are associated with VMS Realty Partners or its affiliates without prior disclosure to the Board.

   15. Arbitration.

       (a) Except as provided in Section 6(e), any dispute under this Agreement shall be submitted to arbitration conducted in accordance with the Commercial Arbitration Rules ("Rules") of the American Arbitration Association ("AAA") except as amplified or otherwise varied hereby. The parties shall submit the dispute to the Chicago regional office of the AAA and the situs of the arbitration shall be Chicago. The arbitration shall be conducted by a single arbitrator. The parties shall appoint the single arbitrator to arbitrate the dispute within ten (10) business days of the submission of the dispute. In the absence of agreement as to the identity of the single arbitrator to arbitrate the dispute with such time, the AAA is authorized to appoint an arbitrator in accordance with the Rules, except that the arbitrator shall have as his principal place of business the Chicago metropolitan area.





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       (b)   Anything in the Rules to the contrary notwithstanding, in any dispute seeking a monetary award, the arbitration award shall be made in accordance with the following procedure: Each party shall, at the commencement of the arbitration hearing, submit an initial statement of the amount each party proposes be selected by the arbitrator as the arbitration award ("Settlement Amount"). During the course of the arbitration, each party may vary its proposed Settlement Amount. At the end of the arbitration hearing, each party shall submit to the arbitrator its final Settlement Amount ("Final Settlement Amount"), and the arbitrator shall be required to select either one or the other Final Settlement Amounts as the arbitration award without discretion to select any other amount as the award. The arbitration award shall be paid within five (5) business days after the award has been made, together with interest from the date the dispute was submitted to arbitration at the rate of ten percent (10%) per annum. Judgment upon the award may be entered in any federal or state court having jurisdiction over the parties.

   16. Indemnification. The Fund shall indemnify and hold harmless the Executive from liabilities, which he may incur resulting from or arising out of any act undertaken in connection with his duties under this Agreement in the same manner and to the same extent as the Fund indemnifies any director or any other officer.

   17. General Provisions.

       (a) Notice. Any notice required or permitted hereunder shall be made in writing (i) either by actual delivery of the notice into the hands of the party thereunder entitled, or (ii) by the mailing of the notice in the United States mail, certified or registered mail, return receipt requested, all postage prepaid and addressed to the party to whom the notice is to be given at the party's respective address set forth below, or such other address as the parties may from time to time designate by written notice as herein provided.

                           As addressed to the Fund:

                                 c/o Banyan Management Corp.
                                 Suite 2900
                                 150 South Wacker Drive
                                 Chicago, Illinois 60606

                           With a copy to:

                                 Shefsky & Froelich Ltd.
                                 444 North Michigan Avenue
                                 Suite 2500
                                 Chicago, Illinois 60611
                                 Attention:  Cezar M. Froelich

                           As addressed to the Executive:

                                 Mr. Leonard G. Levine
                                 3142 East Kay Jay Drive
                                 Northbrook, Illinois 60062





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The notice shall be deemed to be received in case (i) on the date of its actual receipt by the party entitled thereto and in case (ii) on the date of its mailing.

       (b) Amendment and Waiver. No amendment or modification of this Agreement shall be valid or binding upon the Fund unless made in writing and signed by an officer of the Fund duly authorized by the Board of Trustees or upon the Executive unless made in writing and signed by him. The waiver by the Fund of the breach of any provision of this Agreement by the Executive shall not operate or be construed as a waiver of any subsequent breach by him.

       (c) Entire Agreement. This Agreement constitutes the entire Agreement between the parties with respect to the Executive's duties and compensation as an executive of the Fund on or after January 1, 1993, and there are no representations, warranties, agreements or commitments between the parties hereto with respect to his employment except as set forth herein. The 1990 Agreement shall continue to govern issues with respect to the Executive's employment prior to January 1, 1993 except that all amounts of Incentive Compensation owed to the Executive by the Fund and deferred under Section 5(f) of the 1990 Agreement shall be payable on or before December 31, 1992, notwithstanding anything in the 1990 Agreement to the contrary, and the Executive's salary shall be as set forth in Section 4 as of October 1, 1992.

       (d) Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Illinois.

       (e) Severability. If any provision of this Agreement shall, for any reason, be held unenforceable, such provision shall be severed from this Agreement unless, as a result of such severance, the Agreement fails to reflect the basic intent of the parties. If the Agreement continues to reflect the basic intent of the parties, then the invalidity of such specific provision shall not affect the enforceability of any other provision herein, and the remaining provisions shall remain in full force and effect.

       (f) Assignment. The Executive may not under any circumstances delegate any of his rights and obligations hereunder without first obtaining the prior written consent of the Fund. This Agreement and all of the Fund's rights and obligations hereunder may be assigned or transferred by it, in whole or in part, to be binding upon and inure to the benefit of any subsidiary or successor of the Fund.

       (g) Costs of Enforcement. In the event of any suit or proceeding seeking to enforce the terms, covenants, or conditions of this Agreement, the prevailing party shall, in addition to all other remedies and relief that may be available under this Agreement or applicable law, recover his or its reasonable attorneys' fees and costs as shall be determined and awarded by the court.





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

   IN WITNESS WHEREOF, this Agreement is entered into on the day and year first above written.


                                             BANYAN STRATEGIC LAND TRUST

                                             By: /s/ William M. Karnes
                                                 ------------------------------
                                                 William M. Karnes,
                                                 Senior Vice President -
                                                   Finance and Administration
                                                 Chief Financial and Accounting
                                                   Officer


                                             EXECUTIVE:

                                                 /s/ Leonard G. Levine
                                                 ------------------------------
                                                 Leonard G. Levine















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

                                   Exhibit A

                                           DATE



Board of Trustees
Banyan Strategic Land Trust

   Re: Statement of Other Activities

Gentlemen:

   Pursuant to the provisions of Section 14(c) of my Second Amended and Restated Employment Agreement, please be advised that I have not engaged in any activities during the preceding year in contravention of the requirements set forth in Section 14.


                                                      /s/ Leonard G. Levine
                                                  ------------------------------
                                                  Leonard G. Levine

                                   Exhibit A

                                           DATE



Board of Trustees
Banyan Short Term Income Trust

   Re: Statement of Other Activities

Gentlemen:

   Pursuant to the provisions of Section 13(c) of my Second Amended and Restated Employment Agreement, please be advised that I have not engaged in any activities during the preceding year in contravention of the requirements set forth in Section 13.



                                                      /s/ Leonard G. Levine
                                                  ------------------------------
                                                  Leonard G. Levine














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